CONSENT OF JAMES D. HEPNER, CPA

I hereby consent to inclusion of my name under the section "Experts" in the Form S-1 Registration Statement with respect to the offering of up to $5,000,000 aggregate amount of limited partnership interests (the "Units") in Atlas Futures Fund, Limited Partnerhsip to be filed with the Securities and Exchange Commission and the securities administrators for the states selected by the General Partner. Without futhre consent of the undersigned, the General Partner will cause such changes to the Form S-1 as are appropriate in response to the comments of said Commission and administrators and, thereafter, deliver the Prospectus to prospective investors.


                                         s/ James D. Hepner
                                         James D. Hepner
                                         1824 N. Normandy
                                         Chicago, IL  60635

Date:  March 10, 1998